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                                                                                                                   EXHIBIT 12
                                                                                                                   PAGE 1 OF 2


                                                     THE UNITED ILLUMINATING COMPANY

                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                              (IN THOUSANDS)
                                                                                                                     TWELVE
                                                                                                                     MONTHS
                                                                                                                      ENDED
                                                                  YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                          -------------------------------------------------------------------------
                                               1994           1995          1996           1997          1998           1999
                                               ----           ----          ----           ----          ----           ----
EARNINGS
   Net income                                $46,795        $49,896       $39,045        $43,457       $45,072         $50,381
   Federal income taxes                       34,551         41,721        35,224         28,929        38,976          47,333
   State income taxes                          6,216         12,907         8,497          8,226        10,795          10,492
   Fixed charges                              88,093         83,994        80,097         78,016        75,187          61,354
                                          -----------    -----------   -----------    -----------   -----------    ------------

   Earnings available for fixed charges     $175,655       $188,518      $162,863       $158,628      $170,030        $169,560
                                          ===========    ===========   ===========    ===========   ===========    ============


FIXED CHARGES
   Interest on long-term debt                $73,772        $63,431       $66,305        $63,063       $60,214         $44,187
   Other interest                             10,301         16,723         9,534         10,881        10,931          13,468
   One third of rental charges                 4,020          3,840         4,258          4,072         4,042           3,699
                                          -----------    -----------   -----------    -----------   -----------    ------------

                                             $88,093        $83,994       $80,097        $78,016       $75,187         $61,354
                                          ===========    ===========   ===========    ===========   ===========    ============

RATIO OF EARNINGS TO FIXED
 CHARGES                                        1.99           2.24          2.03           2.03          2.26            2.76
                                          ===========    ===========   ===========    ===========   ===========    ============
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                                                                                                                   EXHIBIT 12
                                                                                                                   PAGE 2 OF 2

                                         THE UNITED ILLUMINATING COMPANY

                          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                                (IN THOUSANDS)
                                                                                                                     Twelve
                                                                                                                     MONTHS
                                                                                                                      ENDED
                                                                     YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                               --------------------------------------------------------------------
                                                   1994          1995          1996         1997          1998          1999
                                                   ----          ----          ----         ----          ----          ----
EARNINGS
   Net income                                    $46,795       $49,896       $39,045      $43,457       $45,072        $50,381
   Federal income taxes                           34,551        41,721        35,224       28,929        38,976         47,333
   State income taxes                              6,216        12,907         8,497        8,226        10,795         10,492
   Fixed charges                                  88,093        83,994        80,097       78,016        75,187         61,354
                                               ----------   -----------   -----------   ----------    ----------   ------------

  Earnings available for combined fixed
   charges and preferred stock
   dividend requirements                        $175,655      $188,518      $162,863     $158,628      $170,030       $169,560
                                               ==========   ===========   ===========   ==========    ==========   ============


FIXED CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS
   Interest on long-term debt                   $ 73,772      $ 63,431      $ 66,305     $ 63,063       $60,214        $44,187
   Other interest                                 10,301        16,723         9,534       10,881        10,931         13,468
   One third of rental charges                     4,020         3,840         4,258        4,072         4,042          3,699
   Preferred stock dividend requirements (1)       6,223         2,778           699          379           381            249
                                               ----------   -----------   -----------   ----------    ----------   ------------
                                                 $94,316       $86,772       $80,796      $78,395       $75,568        $61,603
                                               ==========   ===========   ===========   ==========    ==========   ============

RATIO OF EARNINGS TO FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS                        1.86          2.17          2.02         2.02          2.25           2.75
                                               ==========   ===========   ===========   ==========    ==========   ============
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(1) Preferred Stock Dividends increased to reflect the pre-tax earnings required to cover such dividend requirements.